Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

This Separation Agreement and Mutual General Release (this "Agreement"), is made by and between The Cooper Companies, Inc., a Delaware corporation (the " Company"), and Carol R. Kaufman (the "Employee"), effective as of the eight (8th) day following Employee's signature without revocation (the "Effective Date").

In exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Employee and the Company hereby agree as follows:

1.Separation Date. Employee acknowledges that her status as Executive Vice President, Secretary, Chief Administrative Officer and Chief Governance Officer shall end on April 30, 2018 with her election to retire from, and relinquish, those titles and all duties and responsibilities associated with them. Further, from May 1, 2018 through December 31, 2018 (the "Separation Date"), Employee will remain an employee of the Company in an advisory and transitionary capacity as set forth herein and for services as requested by the Chief Executive Officer and will receive her current base salary through the Separation Date. No later than the Separation Date, Employee will receive a lump sum payment for all accrued but unused vacation days less applicable tax withholdings and other deductions. Upon January 1, 2019, Employee shall no longer be an employee of the Company, or of any subsidiary or affiliate of the Company.

2.Consideration. In consideration for signing this Agreement without revocation and a second General Release substantially similar to the General Release herein at the conclusion of her employment on December 31, 2018, and in compliance with the representations and promises made herein, the Company agrees:

(a)    To pay Employee on or before March 15, 2019, the gross amount of $711,810.60, which is equivalent to the combined amount of (i) ten (10) months of Employee's current base salary, (ii) an amount equal to the 2019 Incentive Payment Plan (IPP) bonus calculated at target achievement had Employee remained employed with Company through the end of Company's fiscal year 2019, and (iii) an amount equivalent to ten (10) months of Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") benefits continuation coverage premiums, currently calculated at fiscal 2018 premium rates, whether or not Employee elects to receive such continued healthcare coverage, less all tax withholdings and other deductions. Actual COBRA benefits continuation coverage premiums may vary for Company's fiscal year 2019 in which case the sum set forth above will be adjusted to reflect inclusion of an amount equal to ten (10) months at 2019 actual premium rates;

(b)    To pay Employee a gross amount which is equivalent to the combined amount of (i) one-half (1/2) of Employee's IPP bonus for 2018 at actual achievement, and (ii) one-half (1/2) of Employee's IPP bonus for 2018 at the greater of actual or target achievement, less all tax withholdings and other deductions, on the date the 2018 IPP bonus is paid to other eligible employees but in no event later than March 15, 2019;

(c)    To waive any right to forfeiture of performance shares awarded under the 2018 Performance Share Award Agreement for fiscal years 2018, 2019 and 2020 entered into between Company and Employee prior to the execution of this Agreement, with the result being all such performance shares awarded shall be non-forfeitable and not subject to proration despite the fact the Employee retired prior to the date some of such awards would otherwise have been earned. Other than the non-forfeiture provision, the earning of such performance shares awarded shall in all other respects remain subject to the terms of the 2016, 2017 and 2018 Performance Share Award Agreements. Except as set forth herein, Employee shall not be entitled to any new or additional performance share awards;

(d)    To waive any right the Company may have reserved to itself under the IPP, Second and Third Amended and Restated 2007 Long-Term Incentive Plans, any Long Term Performance Share Award Agreement, Deferred Stock Agreement, Non-Qualified Stock Option Agreement, any other agreement between the Company and Employee, or any Company policy to adjust any award or payment to avoid triggering the loss of the corporate tax deduction for compensation paid pursuant to Internal Revenue Code Section 162 (m), applicable Treasury Regulations, and any other agency guidance issued or court decision rendered thereunder;

Exhibit 10.1

(e)    To reimburse Employee her reasonable attorney fees and expenses incurred in connection with the negotiation and preparation of this Agreement;

(f)      From May 1, 2018 through December 31, 2018, Employee shall act in an advisory capacity and the Company shall continue to pay her salary and benefits as of April 30, 2018, per the Company's usual and regular payroll schedule. Employee shall continue to have access to an office at Company's facilities but acknowledges and agrees that she shall have no formal day to day role or responsibility with Company but will be available for transition matters as may be reasonably requested by the Company, for example execution of authorizations and related delegations to resign Employee from boards of the Company and its affiliates. During the period of her advisory or transitionary role, Employee acknowledges and agrees that, absent a specific request by the Chief Executive Officer, she shall not bind the Company with respect to third parties in any regard nor incur any expenses subject to reimbursement by the Company unless such expenses have been preapproved by the Company. Employee shall return her corporate credit card(s), if any, on or before May 1, 2018. Further, Employee's network access for purposes of e-mail communication shall remain open provided Employee does not use the network access to engage in or influence ongoing business operations except as may be requested by the Company. The Company may limit or disconnect network access if it reasonably determines that Employee has used such access contrary to the scope set forth herein.

3.Taxes. The Company will withhold applicable taxes from any payment of taxable income to Employee as required by law. To the extent any taxes may be payable by Employee for the benefits provided to Employee under this Agreement beyond those withheld by the Company, Employee agrees to pay such taxes. However, the Company agrees to hold Employee, the Employee's estate or beneficiaries, as the case may be, harmless for any tax penalties, interest, and associated attorney and accountant fees and costs, imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") resulting from the Company's failure to make payments timely to Employee as set forth herein.

4.Full Payment. Employee acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts due and owing to Employee as a result of her employment with the Company and any subsidiary or affiliate thereof, and the separation thereof, including without limitation all wages and accrued and unused paid time-off benefits.

5.	General Releases.

(a)    As a material inducement for the Company to enter into this Agreement, and in exchange for the Company's promises under this Agreement and except as otherwise provided for in (b) below, Employee knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Employee may have against the Company and/or any of the Company's related or affiliated entities or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives (collectively, the "Company Released Parties"), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, claims for employment discrimination, harassment, wrongful separation, constructive separation, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation or any other claims relating to Employee's relationship with the Company. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (i) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex and national origin discrimination); (ii) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the "ADEA'') (age discrimination); (iii) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (iv) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (v) the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (wage and hour matters, including overtime pay); (vi) Executive Order 11141 (age discrimination); (vii) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.

Exhibit 10.1

(disability discrimination); (viii) Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (Employee benefits); (ix) Title I of the Americans with Disabilities Act (disability discrimination); and (x) any applicable state law counterpart of any of the foregoing, including the California Fair Employment and Housing Act, the California Family Rights Act and claims for wages under the California Labor Code. The matters that are the subject of the releases referred to in this Section 5(a) shall be referred to collectively as the "Company Released Matters."

(b)    Notwithstanding the generality of the foregoing, Employee does not release (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of COBRA; (iii) claims to any benefit entitlements vested as the Separation Date, pursuant to written terms of any employee benefit plan of the Company or its subsidiaries, this Agreement or other written agreement between the Company and Employee; (iv) Employee's right to bring to the attention of the Equal Employment Opportunity Commission or similar state agency claims of discrimination; provided, however, that Employee does waive Employee's right to secure any damages for alleged discriminatory treatment; and (v) any obligation of the Company under California Labor Code Section 2802 or the indemnification provisions of the Company's Certificate of Incorporation or Bylaws.

(c)     As a material inducement for the Employee to enter into this Agreement, and in exchange for the Employee's promises under this Agreement, the Company knowingly and voluntarily waives and releases all rights and claims, known and unknown, which the Company may have against the Employee and/or any of the Employee's agents, insurance carriers, auditors, accountants, attorneys or representatives (collectively, the "Employee Released Parties"), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, all claims related to breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, defamation or any other claims relating to Employee's relationship with the Company.

(d)THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR." BEING AWARE OF SAID CODE SECTION, EMPLOYEE AND THE COMPANY EACH HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE OR IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6.No Admission of Liability. Employee agrees that neither this Agreement nor furnishing consideration under this Agreement shall be deemed or construed at any time for any purposes as an admission by the Company Released Parties of any liability, wrongdoing or unlawful conduct of any kind.

7.	Other Agreements.

(a)    Non-Solicitation and Non-Interference. Employee shall not knowingly, directly or indirectly, (i) solicit, attempt to solicit or influence, any individual to leave the Company's employ or alter such person's employment or independent contractor relationship with the Company, or (ii) interfere in any other matter with the employment relationships or good will at the time existing between the Company and its current or prospective officers, employees, consultants, agents, independent contractors, advisors, suppliers, customers or any other person or entity that does business with the Company.

Exhibit 10.1

(b)    No Public Statements/Non-Disparagement. Employee agrees that she shall make no public statements about the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or Employees, without the prior approval of the Company's Chief Executive Officer or General Counsel. Employee further agrees that she shall not disparage or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees . The Company shall admonish its directors and Section 16 officers not to disparage or defame Employee. This section is not intended to prevent any member of the Company Control Group from making honest and accurate statements in the course of completing their duties on behalf of Company. This section shall not apply on occasions when a party is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by law, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. Further, nothing herein constitutes a waiver of, nor precludes, either party's right to assert a claim for libel, slander or defamation.

(c)    Return of Company Property. Employee represents that she will return no later than December 31, 2018, to the Company any property still in Employee's possession, custody or control that belongs to the Company (such property includes, without limitation, keys, files, and other documents, computer disks and any other computer or electronic information) at which time any remaining network access will be disconnected. All property of the Company must be returned to the Company before Employee is eligible to receive the consideration set forth in Section 2 above. Notwithstanding the foregoing, Employee shall be entitled to retain possession of her mobile phone and Company-provided computer and peripheral equipment (e.g., printers, monitor(s), key board(s), mouse), to port her phone number to a personal service provider of her choice and to her computer, provided the hard drive has been wiped clean of any Company proprietary information.

(d)    The parties agree that the Company is entitled to an injunction and attorney's fees in the event of a breach of this Agreement because any breach of Section 7 would cause the Company injury and damage, the actual amount of which would be hard to determine.

8.	Confidentiality.

(a)    Employee acknowledges that, in the course of employment by the Company, Employee was given access to competitive, confidential information that is proprietary to the Company (the "Confidential Information"), including without limitation to (i) trade secrets and proprietary information of the Company, which shall include all of the inventions, processes, formulae, compositions and improvements developed, acquired, owned or produced at any time by the Company or its affiliates; (ii) information marked or designated by the Company as confidential; (iii) information, whether or not marked or designated by the Company as confidential, and whether or not in written form, that is known to Employee as being treated by the Company as confidential, which shall include all information and material relating to the business of the Company or any affiliate thereof, including information as to plans, policies, corporate developments, products, services, methods of doing business, procedures, suppliers and customers, that is competitively sensitive and is not generally available to the public; and (iv) information provided to the Company by third parties which the Company is obligated to keep confidential. The term "Confidential Information" shall also include, but is not limited to, all inventions, improvements, discoveries, devices, compositions, formulae, ideas, designs, drawings, specifications, techniques, data, computer programs, processes, know-how, customer lists, marketing, product development and other business plans, legal affairs and financial and technical information. Notwithstanding the foregoing, Confidential Information shall not include any information which is or hereafter becomes known to the public through no fault of Employee, from and after the date of such public disclosure.

(b)    Employee agrees: (i) that all Confidential Information shall remain a trade secret and the sole property of the Company; (ii) to keep in strict confidence all Confidential Information and not disclose or allow the disclosure of any Confidential Information to any third party; (iii) not to publish, disclose or allow disclosure to others of any Confidential Information, in whole or in part; and (iv) that the Company shall have

Exhibit 10.1

the right to such injunctive or other equitable relief from a court of competent jurisdiction as may be necessary or appropriate to prevent any use or disclosure of Confidential Information in any manner which has not been authorized by the Company and to such damages as are occasioned by such improper use or disclosure.

(c)    Notwithstanding the provisions of Section 8(a) and (b) above, Employee may disclose Confidential Information to the extent required by law, subpoena or other legal process or as otherwise requested by any court, governmental agency, regulatory authority or self-regulatory organization, or for evidentiary purposes in any action, proceeding or arbitration, provided Employee promptly notifies the Company of impending disclosure so as to enable it to object, file a motion to quash or for protective order or otherwise assert a right to protect its Confidential Information. The confidentiality obligations in this Agreement do not prohibit the reporting of possible violations of federal or state law or regulation to any governmental agency or entity or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor do any provisions require Employee to notify the Company regarding any such reporting, disclosure or cooperation with the government.

(d)    The parties agree that the Company is entitled to an injunction and attorney's fees in the event of a breach of this Agreement because any breach of Section 8 would cause the Company injury and damage, the actual amount of which would be hard to determine.

9.Nothing in this Release (including but not limited to the release of claims, promise not to sue, and confidentiality, cooperation, non-disparagement, and return of property provisions, and any other limiting provisions herein) (a) limits or affects Employee's right to challenge the validity of this Release under the ADEA or the OWBPA or (b) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (c) prevents Employee from exercising her rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release Employee is waiving her right to recover any individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on her behalf by any third party, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

10.OWBPA Notice. In accordance with the Older Workers Benefit Protection Act of 1990, Employee agrees and expressly acknowledges that Employee is aware that this Agreement includes a waiver and release of all claims which Employee has or may have had under the ADEA. The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement, and are understood and agreed to by Employee:

(a)    This Section and this Agreement are written in a manner calculated to be understood by Employee.

(b)    The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Employee signs this Agreement.

(c)    This Agreement provides for consideration in addition to anything of value to which Employee is already entitled.

(d)    Employee has been advised and is hereby advised to consult an attorney before signing this Agreement.

Exhibit 10.1

(e)    Employee has been granted twenty-one (21) days after Employee was presented with this Agreement to decide whether or not to sign this Agreement. If Employee executes this Agreement prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(f)    Employee has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and Employee will not receive any of its benefits.

If Employee wishes to revoke this Agreement, Employee must deliver written notice stating the intent to revoke this Agreement to Randal L. Golden, VP & General Counsel, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588-3772, on or before 5:00 p.m. Pacific Time on the seventh (7th) day after the date on which Employee signs this Agreement.

11.Employee Representations. Employee warrants and represents that (a) Employee has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on Employee's behalf, Employee shall immediately cause it to be withdrawn and dismissed, (b) Employee has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions and/or benefits to which Employee may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement, (c) Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject, and (e) upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of Employee, enforceable in accordance with its terms.

12.No Assignment. Employee warrants and represents that no portion of any of the Company Released Matters, and no portion of any recovery or settlement to which Employee might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company because of any such purported assignment, subrogation or transfer, Employee agrees to indemnify and hold harmless the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys' fees and costs.

13.Company Representations. The Company warrants and represents that the execution, delivery and performance of this Agreement by the Company has been duly authorized and that this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

14.Section 409A. Notwithstanding anything in this Agreement to the contrary, if payment of any amount or other benefit that is "deferred compensation" subject to Section 409A of the Code, at the time otherwise specified in this Agreement would subject such compensation to additional tax pursuant to Section 409A(a)(l) of the Code, the payment thereof shall be paid on or before the earliest date on which such amounts could be paid without incurring such additional tax. In the event a deferral of payment should be required, any payments that would have been made prior to such earliest commencement date but for Section 409A of the Code shall be accumulated and paid in a single lump sum on such earliest commencement date. If any benefits permitted or required under this Agreement are otherwise reasonably determined by the Company or Employee to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(l ) of the Code, the

Exhibit 10.1

Company and Employee agree to negotiate in good faith appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to Employee or the economic value or financial effect of this Agreement on the Company. Employee has had an opportunity to review this Agreement with her own legal and tax advisors and understands that, subject to Section 3 above, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for the Company's responsibility to withhold any applicable income and employment taxes from compensation paid or provided to Employee, Company shall not be responsible for the payment of any applicable taxes, penalties or interest on compensation paid or provided to Employee pursuant to this Agreement. In no event will the Company reimburse Employee for any penalties, taxes or interest that may be imposed on Employee as a result of Section 409A except as set forth in Section 3 above.

15.Beneficiaries. Employee may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement that are unpaid if Employee dies prior to payment thereof, which obligation to render payment shall survive Employee's death. This designation must be written and presented in a form acceptable to the Company. Employee may make or change Employee's designation at any time, provided that such designation is written and presented in a form acceptable to the Company.

16.Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This Section shall not operate, however, to sever Employee's obligation to provide the binding release to all entities intended to be released hereunder in exchange for the consideration paid to Employee under Section 2 of this Agreement.

17.Disputes; Arbitration; Remedies. All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Francisco, California, in accordance with the applicable Arbitration Rules and Mediation of the American Arbitration Association ("AAA"). The arbitration shall be commenced by filing a demand for arbitration with AAA within 14 (fourteen) days after the filing party has given notice of such breach to the other party. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Sections 7 and 8 of this Agreement, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 7 and 8 of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

18.Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

Exhibit 10.1

19.Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:
(a)    If to the Company:
The Cooper Companies, Inc.
6140 Stoneridge Mall Road, Suite 590
Pleasanton, CA 94588-3772
Phone: (925) 460-3600
Fax: (925) 460-3623
Attn: Randal L. Golden, VP & General Counsel

(b)     If to Employee:
Carol R. Kaufman
3400 Oakhill Court
San Mateo, CA 94403
Phone: (415) 205-5662

20.ATTORNEY CONSULTATION. BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED TO CONSULT AN ATTORNEY OF EMPLOYEE'S CHOICE AND THAT EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO CONSULT AN ATTORNEY OF EMPLOYEE'S CHOICE BEFORE ENTERING INTO THIS AGREEMENT.

21.Miscellaneous. This Agreement is the entire agreement between the parties and, with the exception of the Company's stock option plans, restricted stock plans, stock option agreements, restricted stock agreements, performance share award agreements, notices of grant governing Employee's stock options and/or restricted stock, employee benefit plans or programs, and confidentiality agreements and/or inventions assignment agreements between the Company and Employee, supersedes and replaces all prior and contemporaneous agreements or understandings, whether written or oral, between Employee and the Company. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement. Employee acknowledges that, except as expressly noted herein, there are no other agreements, written, oral or implied, and that Employee may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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Exhibit 10.1

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement and General Release to be duly executed and delivered as of the date indicated next to their respective signatures below.

Dated: 4/10 , 2018                 /s/ Carol R. Kaufman
Name: Carol R. Kaufman

    THE COOPER COMPANIES, INC.

Dated: 4/10 , 2018               /s/ Randal L. Golden
Name: Randal L. Golden
VP & General Counsel